                                                                   Exhibit 10.1


                                 BIOSEPRA INC.

                     Senior Management Retention Agreement
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Mr. Egisto Boschetti
9 Alle du bois Gougenot
78290 - Crossy-sur-Seine
France

Dear Mr. Egisto Boschetti:

     BioSepra Inc. (the "Company") recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company, its stockholders and its customers.

     The Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Company's key personnel, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

     In order to induce you to remain in its employ, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Company is terminated under the circumstances described below subsequent to a "Change in Control" of the Company (as defined below).

     1.   CERTAIN DEFINITIONS.

     As used herein, the following terms shall have the following respective meanings:

          (a) A "CHANGE IN CONTROL" shall occur or be deemed to have occurred only if any of the following events occur: (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than the Company, Sepracor Inc. ("Sepracor"), any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities; (ii) individuals who, as of the date hereof, constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as hereinabove defined), other than a person holding more than 50% of the combined voting power of the Company's then outstanding securities immediately prior to such recapitalization, acquires more than 50% of the combined voting power of the Company's then outstanding securities; or (iv) the stockholders of the Company approve an agreement for the sale of all or substantially all of the business of the Company through the disposition by the Company of all or substantially all of the Company's assets.

          (b) A "POTENTIAL CHANGE IN CONTROL" shall be deemed to have occurred if:

               (A) the Company enters in an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company,

               (B) any person (including the Company and Sepracor) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; or

               (C) the Board of Directors of the Company adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred.

     2.   TERM OF THE AGREEMENT.

     The term of this Agreement (the "Term") shall commence as of the date hereof and shall continue in effect through December 31, 1997; provided, however, that commencing on January l, 1998 and each January l thereafter, the Term shall be automatically extended for one additional year unless, not later than October 30 of the preceding calendar year, the Company shall have given you written notice that the Term will not be extended; and provided further that, if a Change in Control of the Company shall have occurred during the original or extended Term, this Agreement shall continue in effect for as long as you remain an employee of BioSepra or any acquirer or successor of BioSepra hereunder.

     3.   CHANGE IN CONTROL; POTENTIAL CHANGE IN CONTROL.

          (a) No benefits shall be payable under this Agreement unless there has been a Change in Control of the Company during the Term.

          (b) You agree that, notwithstanding any provision to the contrary in this Agreement, in the event of a Potential Change in Control of the Company, you will not voluntarily resign as an employee of the Company until the earliest of (A) a date which is six (6) months after the occurrence of such Potential Change in Control of the Company or (B) the termination by you of your employment by reason of Disability as defined in Section 4(b)(i) or for Good Reason as defined in Section 4(b)(iii).

     4.   EMPLOYMENT STATUS; TERMINATION FOLLOWING CHANGE IN CONTROL.

          (a) You acknowledge that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee and, except as set forth in Section 3(b), this Agreement does not prevent you from terminating your employment at any time. If your employment with the Company terminates for any reason and subsequently a Change in Control shall have occurred, you shall not be entitled to any benefits hereunder. Any termination of your employment by the Company or by you following a Change in Control of the Company during the Term shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 7. The "Date of Termination" shall mean the effective date of such termination as specified in the Notice of Termination (provided that no such Notice of Termination shall specify an effective date less than 10 days or more than 90 days after the date of such Notice of Termination).

          (b) Notwithstanding anything to the contrary herein, you shall be entitled to the benefits provided in Section 5 only if a Change in Control shall have occurred during the Term and within 24 months after such Change in Control your employment with the Company is subsequently terminated or terminates, unless such termination is (A) because of your death, (B) by the Company for Disability (as defined in Section 4(b)(i)) or Cause (as defined in Section 4(b)(ii)), or (C) by you other than for Good Reason (as defined in Section 4(b)(iii)).

               (i) DISABILITY. If, as a result of incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months and, within thirty
(30) days after written notice of termination is given to you, you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability."

               (ii) CAUSE. Termination by the Company of your employment for "Cause" shall mean termination (A) upon your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason as defined in Section 4(b)(iii)), provided that a written demand for substantial performance has been delivered to you by the Company specifically identifying the manner in which the Company believes that you have not substantially performed your duties and you have not cured such failure within 30 days after such demand, or (B) by reason of your willful engaging in conduct which is demonstrably and materially injurious to the Company.

               (iii) GOOD REASON. For purposes of this Agreement, "Good Reason" shall mean, without your written consent, the occurrence after a Change in Control of the Company of any of the following circumstances unless, in the case of paragraphs (A), (C), (D), (F) or (G), such circumstances are fully corrected prior to the Date of Termination (as defined in Section 4(a)) specified in the Notice of Termination (as defined in Section 4(a)) given in respect thereof:

                    (A) any significant diminution in your level of responsibility as in effect immediately prior to a Change in Control, PROVIDED, HOWEVER; that a change in your position or title with the Company's successor, as applicable, that is commensurate with the relative size of such successor and the Company, shall not be a significant diminution in your level of responsibility;

                    (B) any reduction in your annual base salary as in effect on the date hereof or as the same may be increased from time to time;

                    (C) the failure by the Company to (i) continue in effect any material compensation or benefit plan in which you participate immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan,
(ii) continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control or (iii) award cash bonuses to you in amounts and in a manner substantially consistent with past practice in light of the Company's financial performance;

                    (D) the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's life insurance, medical, health and accident, or disability plans in which you were participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control;

                    (E) any requirement by the Company or of any person in control of the Company that the location at which you perform your principal duties for the Company be changed to a new location that is not in France, and if any such new location is not within 50 kilometers of the center of Paris, France, the Company fails to make reasonable arrangements (including reimbursement of reasonable travel expenses) enabling you to spend an average of ten (10) business days per month within 50 kilometers of the center of Paris, France;

                    (F) the failure of the Company to obtain a reasonably satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6; or

                    (G) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of
Section 7, which purported termination shall not be effective for purposes of this Agreement.

     5. COMPENSATION UPON TERMINATION. Following a Change in Control of the Company, you shall be entitled to the following benefits during a period of disability, or upon termination of your employment, as the case may be, provided that such period or termination occurs during the Term:

          (a) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive base salary and all other earned compensation at the rate in effect at the commencement of any such period (offset by all compensation payable to you under the Company's disability plan or program or other similar plan during such period) until your employment is terminated pursuant to Section 4(b)(i) hereof. Thereafter, or in the event your employment is terminated by reason of death, your benefits shall be determined under the Company's long-term disability, retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

          (b) If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, the Company shall pay you your full base salary and all other compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

          (c) You shall be entitled to the benefits listed below in Subsections
(c)(i) and (c)(ii) below if your employment with the Company is terminated within 24 months after a Change in Control (x) by the Company (other than for Cause, Disability or your death) or (y) by you for Good Reason. Notwithstanding any provision to the contrary herein, in the event a Change in Control occurs as a result of a sale of all or substantially all of the business of the Company pursuant to a merger, sale of assets or otherwise and you are entitled to the Severance Payments (as defined below), the Severance Payments payable to you shall be reduced to the extent that the net present value of the Severance Payments (as then reasonably determined by the Board of Directors of the Company) are greater than 1.0% of the Gross Proceeds. For purposes of this Agreement "Gross Proceeds" shall equal the gross consideration paid by an acquirer or acquirers of the Company in connection with the sale of all or substantially all of the business of the Company pursuant to a merger, sales of assets or otherwise.

               (i) the Company shall pay to you (A) your full base salary and all other compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given, no later than the full fifth day following the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due and (B) if you so elect, in lieu of your right to continue to receive deferred compensation under any deferred compensation plan of the Company then in effect, no later than the fifth full day following the Date of Termination, a lump-sum amount, in cash, equal to the deferred amounts together with any earnings credited on such amounts under such plan; and

               (ii) the Company will pay as severance pay to you, in thirty-six
(36) equal monthly installments, beginning at the end of the first full month subsequent to the Date of Termination, an aggregate amount equal to the sum of
(A) 300% of the higher of (x) your annual base salary in effect on the Date of Termination or (y) your annual base salary in effect immediately prior to the Change in Control, plus (B) 300% of the aggregate cash bonuses paid or awarded to you in respect of the four fiscal quarters preceding the Date of Termination (collectively, the "Severance Payments").

          (d) Severance Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments to or for your benefit) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and without regard to whether such payments (or any other payments) would subject you to the federal excise tax levied on certain "excise parachute payments" under Section 4999 of the Code; provided, that if the total of all payments to or for your benefit, after deduction of all federal taxes (including the tax set forth in Section 4999 of the Code, if applicable) with respect to such payments (the "total after-tax payments"), would be increased by the limitation or elimination of any payment under this Agreement, amounts payable under this Agreement shall be reduced to the extent, and only to the extent, necessary to maximize the total after-tax payments. The determination as to whether and to what extent payments under this agreement are required to be reduced in accordance with the preceding sentence shall be made by agreement between you and the independent public accounting firm of the Company. To the extent that any elimination or reduction of payments is made in accordance with this Section 5(d), the determination as to which payments shall be eliminated or reduced shall be made by you.

          (e) The payments provided for in Subsections 5(b) and (c) shall be made not later than the fifth day following the Date of Termination, unless otherwise specified; provided, however, that, if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section l274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

          (f) Except as provided in the second sentence of Subsection 5(c)(iii) hereof, you shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by you as a result of employment by another employer, by government-mandated payments, by retirement benefits or by offset against any amount claimed to be owed by you to the Company or otherwise.

     6.   SUCCESSORS; BINDING AGREEMENT.

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if you elect to terminate your employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, Company shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

     7. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be duly given when delivered or when mailed by registered mail, return receipt requested, postage prepaid, addressed to the President of the Company, at 111 Locke Drive, Marlborough, Massachusetts 01752, and to you at the address shown above or to such other address as either the Company or you may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     8.   MISCELLANEOUS.

          (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          (b) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

          (c) No waiver by you at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

          (d) This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

          (e) Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

          (f) This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.





                                        Sincerely,

                                        BIOSEPRA INC.



                                        By /s/ Jean-Marie Vogel
                                           ---------------------------
                                           President


Agreed to as of this ____ day of October, 1997

/s/ Egisto Boschetti
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Egisto Boschetti


Address: c/o BioSepra Inc., 111 Locke Drive
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         Marlborough, MA 01752
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